Exhibit 8.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

January 27, 2016

Gaming and Leisure Properties, Inc.

845 Berkshire Boulevard, Suite 200

Wyomissing, Pennsylvania 19610

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Gaming and Leisure Properties, Inc., a Pennsylvania corporation (“GLPI”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction between Pinnacle Entertainment, Inc., a Delaware corporation, and GLPI (the “Merger”).

We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—U.S. Federal Income Tax Considerations Relating to the Merger—The Merger” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz